                                                                       Exhibit 5





                                 July 17, 1998



Mr. David A. Buddemeyer
President and Chief Executive Officer
Lodgian, Inc.
1601 Belvedere Road
West Palm Beach, Florida 33406


          Re: Lodgian, Inc. - Mergers of Servico, Inc. with and into SHG-s Sub, Inc and of Impac Hotel Group, L.L.C.
               with and into SHG-I Sub, L.L.C.

Dear Mr. Buddemeyer

         As counsel to Lodgian, Inc. a Delaware corporation (the "Corporation"), we have examined (i) the Certificate of Incorporation and Bylaws of the Corporation, (ii) the form of Restated Certificate of Incorporation and the form of Restated Bylaws of the Corporation and (iii) such other documents and proceedings as we have considered necessary for the purposes of this opinion.
We have also examined and are familiar with the proceedings taken by the Corporation in connection with the mergers (the "Mergers") of Servico, Inc., a Florida corporation, ("Servico") with and into SHG-S Sub, Inc., a Florida corporation which is a wholly-owned subsidiary of the Corporation, and of Impac Hotel Group, L.L.C., a Georgia limited liability company ("Impac"), with and into SHG-I Sub, L.L.C., a Georgia limited liability company which is a wholly-owned subsidiary of the

Mr. David A. Buddemeyer
July 17, 1998
Page 2






Corporation, and the registration under the Securities Act of 1933, as amended, of the shares of the Common Stock, par value $.01 per share (the "Shares"), of the Corporation to be issued in connection with the Mergers, all as more fully described in the Corporation's Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission on July 17, 1998. We have also examined a copy of the Amended and Restated Agreement and Plan of Merger (the "Agreement") set forth as Appendix A to the Prospectus/Proxy Statement/Solicitation of Written Consent of the Corporation, Servico and Impac which comprises a part of the Registration Statement. We have assumed the genuineness of signatures on and the authenticity of all documents submitted to us as copies. Also, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation, Servico and Impac and such other certificates with respect to the accuracy of material factual matters contained therein which were not independently established.


         Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, following the issuance and delivery of the Shares by the Corporation in accordance with the terms of the Agreement and in the manner contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.


                                             Very truly yours,


                                             STEARNS WEAVER MILLER WEISSLER
                                             ALHADEFF & SITTERSON, P.A.